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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                 ______________


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of Report
(Date of earliest event reported):                                 May 23, 1995
                                                                   ------------


                           INSITUFORM TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)



   Delaware                    0-10786                       13-3032158
- -----------------           ------------                  ----------------
(State or other             (Commission                    (IRS Employer
jurisdiction of             File Number)                 Identification No.)
incorporation)


1770 Kirby Parkway, Suite 300, Memphis, Tennessee                     38138
- ----------------------------------------------------------------------------
(Address of principal executive offices)                          (Zip Code)



Registrant's telephone number,
including area code                                              (901) 759-7473
                                                                 --------------
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Item 5.    Other Events.
           -------------

Proposed Acquisition of Insituform Mid-America, Inc.
- ----------------------------------------------------

         On May 23, 1995, Insituform Technologies, Inc. (the "Registrant"), ITI Acquisition Corp., a wholly-owned subsidiary of the Registrant ("ITI Sub"), and Insituform Mid-America, Inc. ("IMA") executed an Agreement and Plan of Merger dated such date (the "Merger Agreement") which provides for the acquisition of IMA by the Registrant through the merger (the "Merger") into IMA of ITI Sub, as a result of which IMA would become a wholly-owned subsidiary of the Registrant. A copy of the Merger Agreement and the press release announcing the execution of the Merger Agreement are attached hereto, respectively, as Exhibits 5(a) and 5(b).

         Pursuant to the Merger, at the Effective Time (as defined in the Merger Agreement) holders of the class A common stock, $.01 par value (the "IMA Class A Common Stock"), of IMA will receive 1.15 shares of the class A common stock, $.01 par value (the "ITI Common Stock"), of the Registrant for each share of IMA Class A Common Stock held. Holders of the class B common stock, $.01 par value (the "IMA Class B Common stock"), of IMA have agreed to convert their shares into IMA Class A Common Stock on a share for share basis in connection with the transaction.

         Consummation of the Merger and the transactions contemplated by the Merger Agreement are subject to, among other things, approval by the stockholders of both the Registrant and IMA, registration under the Securities Act of 1933 of the shares of ITI Common Stock to be issued in the Merger, receipt of a legal opinion that the Merger will qualify as a tax-free reorganization, confirmation that the Merger will qualify for pooling-of-interests accounting treatment, expiration of the premerger notification period under the Hart-Scott-Rodino Act, and other customary conditions.

         In connection with the Merger Agreement, the Registrant will submit for approval at a special meeting of its stockholders amendments (the "Amendments") to the Registrant's certificate of incorporation, which would become effective at the Effective Time, to (i) increase the number of authorized shares of ITI Common Stock from 25,000,000 to 40,000,000, and (ii) provide for appointments to vacancies on the Registrant's board of directors in accordance with the Merger Agreement. Pursuant to the Merger Agreement and subject to approval by the stockholders of the Registrant of the Amendments, from and after the Effective Time the Registrant has agreed to take all action necessary so that the Registrant's board of directors will be expanded as of the Effective Time to include the following persons: William J. Gorham, Alvin
J. Siteman, Silas Spengler and Sheldon Weinig, for a one-year term expiring in 1996 ("Class I Directors"); Robert W. Affholder, Paul A. Biddelman, Douglas K. Chick and Steven Roth, for a two-year term expiring in 1997 ("Class II Directors"); and Brian Chandler, Jerome Kalishman,


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James D. Krugman, Jean-Paul Richard and Russell B. Wight, Jr., for a three-year term expiring in 1998 ("Class III Directors").

         Other than Mr. Richard, the directors are grouped as follows: (i) Messrs. Biddelman, Chandler, Chick, Krugman and Spengler constitute the "INA Group"; (ii) Messrs. Gorham, Roth, Weinig and Wight constitute the "IGL Group"; and (iii) Messrs. Kalishman, Affholder and Siteman constitute the "IMA Group". The INA Group and the IGL Group comprise the current board of directors of the Registrant, and the IMA Group has been designated for appointment by IMA. During the period from the Effective Time through December 9, 1998 (the "Term"), the Registrant will nominate and recommend for re-election to the Registrant's board of directors, upon expiration of their terms, the Class I Directors, the Class II Directors and the Class III Directors. If, during the Term, any director resigns or is unable to serve for any reason, such vacancy will be filled with a designee chosen by the remaining members of the INA Group, the IGL Group, or the IMA Group, as the case may be, and thereafter the Registrant will nominate and recommend such designee for election to the Registrant's board of directors as aforesaid.

         As a result of the consummation of the Merger, Mr. Krugman would continue as Chairman of the Board and Mr. Richard as President and chief executive officer of the Registrant. Mr. Kalishman, Chairman of the Board of IMA, would become Vice Chairman of the Board of the Registrant under an agreement in effect through the Term, and would also be retained by the Registrant as a consultant for a period of two years. Mr. Affholder, President of IMA, would, at the Effective Time, enter into a three-year employment agreement with the Registrant under which he would initially become chief operating officer of the Registrant's North American contracting operations.

         In connection with the Merger Agreement, the Registrant and IMA have entered into agreements, each dated May 23, 1995 (the "Conversion Letter Agreements"), with the holders of all of the outstanding shares of IMA Class B Common Stock. Pursuant to the Conversion Letter Agreements, such persons have agreed to convert, immediately prior to the consummation of the transactions contemplated by the Merger Agreement, each outstanding share of IMA Class B Common Stock beneficially owned by them, respectively, into one share of IMA Class A Common Stock in accordance with the terms of the IMA Class B Common Stock. Copies of the Conversion Letter Agreements are attached hereto as
Exhibit 5(c).

         In connection with the Merger Agreement, the Registrant and IMA obtained additional agreements, each dated May 23, 1995 (the "Pooling Letter Agreements"), from (i) Interstate Properties and its partners, Steven Roth, Russell B. Wight, Jr. and David Mandelbaum, and from Douglas K. Chick, Brian Chandler, Ringwood Limited, Barford Limited and Parkwood Limited, constituting the largest stockholders of the Registrant; (ii) each other director and executive officer of the Registrant; (ii) Jerome and Nancy Kalishman, individually and as trustees and/or tenants by the





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entirety, Xanadu Investments, L.P. and Robert W. Affholder, constituting the largest stockholders of IMA; and (iv) each other director and executive officer of IMA. Pursuant to the Pooling Letter Agreements, and subject to specified exceptions, such persons have agreed, among other things, not to transfer or dispose of any shares of ITI Common Stock, IMA Class A Common Stock or IMA Class B Common Stock owned by them, respectively,until the earlier of: (x) the termination of the Merger Agreement or (y) the date of the first publication of the operating results of the Registrant covering at least a 30-day period after the Merger has been consummated. Copies of the Pooling Letter Agreements are attached hereto as Exhibit 5(d).

         In connection with execution of Pooling Letter Agreements by Interstate Properties and its partners, the Registrant and IMA confirmed that such agreements would not remain in effect if the Merger did not occur on or prior to January 31, 1996, and the Registrant committed that, at the request of Interstate Properties, it will use its best efforts to publish at the earliest practicable date following the Effective Time the operating results of the Registrant covering the first full calendar month after the Merger is consummated, consistent with the release by the Registrant of year-end results. Copies of such arrangements (the "Supplemental Pooling Agreements") are attached hereto as Exhibit 5(e).

         The arrangements between the Registrant and IMA continue the previously announced moratorium on further assertion of any rights in dispute as a result of IMA's acquisition of the pipeline rehabilitation business of Enviroq Corporation in April 1995 without consent of the Registrant, except for certain procedural steps to preserve the respective rights of the parties. A copy of the arrangements (the "Litigation Agreement") between the Registrant and IMA supplementing their outstanding cooperation agreement and the Merger Agreement is attached hereto as Exhibit 5(f).

         The Registrant presently plans to consummate the Merger after the occurrence of all conditions precedent.

         The full text of, respectively, the Merger Agreement and related press release, the Conversion Letter Agreements, the Pooling Letter Agreements, the Supplemental Pooling Agreements and the Litigation Agreement attached hereto as aforesaid are hereby in their entirety incorporated by reference in response to this item.

Memorandum of Understanding in Stockholder Class Action
- -------------------------------------------------------

         On May 23, 1995, the Registrant entered into a memorandum of understanding (the "Memorandum") to settle the previously disclosed stockholder class action against the Registrant in the United States District Court for the Western District of Tennessee (Neil Weinberg, on behalf of himself and all others similarly situated, Plaintiffs, v. Insituform Technologies, Inc., et al. Defendants), alleging various misstatements and omissions relating to, among


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other things, acquisition and restructuring costs arising from the acquisition of Insituform Group Limited in December 1992, in public disclosures by the Registrant during the period from October 28, 1992 to May 12, 1993 in violation, among other things, of Rule 10b-5. Under the settlement, which remains subject to execution of an appropriate stipulation of settlement, court approval and other customary conditions, the Registrant would make a cash payment to class members in the amount of $3.2 million and issue to class members 30,000 shares of ITI Class A Common Stock, which the Registrant estimates, if implemented, would result in an after- tax charge against 1995 net income in the order of approximately $2 million. The full text of the Memorandum is attached hereto as Exhibit 5(g) and hereby in its entirety incorporated by reference in response to this item.

Extension of Ringwood Note
- --------------------------

         Effective May 21, 1995, and pursuant to prior authorization by the Registrant's board of directors, the Registrant entered into an agreement with Ringwood Limited and Messrs. Chick and Chandler providing for the extension by one year through July 3, 1996 of the outstanding secured, non-recourse promissory note executed by Ringwood Limited to the Registrant in the principal amount of $3,623,842.40. The full text of such agreement is attached hereto as
Exhibit 5(h) and hereby in its entirety incorporated by reference in response to this item.

Item 7.    Financial Statements and Exhibits.
           ---------------------------------

         Exhibits.

         The exhibits filed as part of this Current Report on Form 8-K are listed in the attached Index to Exhibits.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

                                                INSITUFORM TECHNOLOGIES, INC.


                                                By s/William A. Martin
                                                   ----------------------------
                                                   William A.Martin
                                                   Senior Vice President


Dated: June 1, 1995









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                               INDEX TO EXHIBITS

  Exhibit                                Description
 5(a)  -            Agreement and  Plan of  Merger dated  as of  May 23,  1995
                    among  the   Registrant,   ITI   Acquisition   Corp.   and
                    Insituform Mid-America, Inc.

 5(b)  -            Joint Press Release dated  May 24, 1995 of  the Registrant and Insituform Mid-America, Inc.

 5(c)  -            Conversion Letters, each  dated May 23, 1995,  relating to the conversion  of  shares of  IMA  Class B  Common  Stock
                    entered  into  by  the  Registrant  and  Insituform   Mid-
                    America,  Inc.  and  each of  the  following:    Robert W.
                    Affholder,   Thomas   Kalishman,  Susan   Kalishman,  John
                    Kalishman, James Kalishman and Xanadu Investments, L.P.

 5(d)  -            Letter Agreements,  each dated May  23, 1995, relating  to the non-disposition  of  capital stock  of the  Registrant and  Insituform  Mid-America, Inc.  entered  into  by  the
                    Registrant, and  Insituform Mid-America, Inc.  and each of
                    the  following:     Paul A.   Biddelman,  Brian  Chandler,
                    Douglas K.  Chick,  William  Gorham,  Anthony W.   Hooper,
                    James D.  Krugman,  David  Mandelbaum,  William A  Martin,
                    R. William Pittman, Jean-Paul Richard, Steven Roth,  Silas
                    Spengler,  Raymond P.  Toth,  Sheldon  Weinig,  Russell B.
                    Wight,  Jr.,  Interstate  Properties,  Parkwood   Limited,
                    Ringwood  Limited,  Barford Limited,  Robert W. Affholder,
                    Jerome Kalishman,  Jerome Kalishman  and Nancy  Kalishman,
                    as tenants  by the entirety,  Jerome Kalishman as  trustee
                    of   each   of    the   Family   Fund   and    Irrevocable
                    Grandchildren's   Trust,   Nancy    Kalishman,   Robert M.
                    Leopold,   Lee M.  Liberman,   Joseph F.  Olson,  Alvin J.
                    Siteman, James L. Tadtman and Xanadu Investments, L.P.

 5(e)  -            Letters, each dated  May 23, 1995, executed  to Interstate
                    Properties by  the Registrant and Insituform  Mid-America,
                    Inc.







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
 5(f)  -            Litigation  Agreement  dated  May  23,  1995  between  the
                    Registrant and Insituform Mid-America, Inc.

 5(g)  -            Memorandum  of   Understanding   with  respect   to   Neil
                    Weinberg, on  behalf of  himself and  all other  similarly situated,  Plaintiffs,  v. Insituform  Technologies, Inc., et al, Defendants.

 5(h)  -            Agreement  dated  as  of  May  21,   1995  among  Ringwood
                    Limited,  Brian   Chandler,  Douglas K.   Chick  and   the
                    Registrant,   together   with  Substitute   Secured,  Non-
                    Recourse  Promissory  Note  dated  as  of   July  3,  1992
                    executed by Ringwood Limited to the Registrant.